Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is made as of the 31st day of December, 2008, between Markel Corporation (the “Company”), and Steven A. Markel (“Executive”).

The parties agree as follows:

1. Employment and Duties. The Company employs the Executive as Vice Chairman and, subject to his election by the shareholders, a member of the Board of Directors of the Company. The Executive agrees to devote full time and attention during normal business hours to the business of the Company and its subsidiaries and affiliates and to perform duties normally and properly incident to his position and such further duties as may be assigned to him by the Board of Directors of the Company. The duties to be performed by the Executive under this Agreement shall be primarily performed by him in the Richmond, Virginia metropolitan area, provided, however, that the Executive shall travel to the extent reasonably necessary to perform his duties hereunder. The Executive shall not be required to reside or maintain a residence outside of the Richmond metropolitan area.

2. Term. The Company employs the Executive, and the Executive agrees to serve the Company, for a term of one year from the date of this Agreement. The term of this Agreement shall automatically be extended for additional terms of one year, unless either party notifies the other in writing at least 90 days before the expiration of the term of this Agreement that it does not wish to extend the term. If the Company notifies the Executive that it does not wish to extend the term of this Agreement, the Company shall be deemed to have terminated the Executive’s employment without cause, and the Executive shall be entitled to the benefits specified in Section 7 of this Agreement. If the Executive notifies the Company that the Executive does not wish to extend the term of this Agreement, the Executive shall be deemed to have voluntarily left the employ of the Company and the Company’s obligations to the Executive under this Agreement shall terminate.

3. Salary. During the term of this Agreement, the Executive’s base salary shall be not less than $600,000.00 per year, which sum shall be payable in bi-weekly installments. The Executive shall be entitled to participate in the Company’s bonus program and the Company agrees to review the Executive’s salary no less frequently than annually. In the event of an increase in salary or the payment of a bonus, the other terms and conditions of this Agreement shall remain in full force and effect. The salary in effect at any given time is sometimes referred to in this Agreement as “Base Salary.” There shall be withheld from all amounts due the Executive such federal and state income taxes, FICA and other amounts as may be required to be withheld under applicable law.

4. Other Benefits. During the term of this Agreement, the Executive shall be entitled to (i) participate in such employee benefit plans and programs as are generally available to other officers of the Company who hold positions of similar responsibility to those of the Executive (provided, however, that nothing in this Agreement shall entitle the Executive to participate in the Company’s 401(k) plan following the termination of his employment for any reason), (ii) reimbursement, in accordance with policies and procedures established by the Company from time to time, for all items of expense reasonably and necessarily incurred by the Executive on behalf of the Company, (iii) such holidays as are generally available to employees of the Company, and (iv) five (5) weeks of annual vacation leave, which shall be non-cumulative and not subject to compensation if not taken.

5. Termination by Death or Disability.

(a) Should the Executive die during the term of employment, the Company shall be obligated to pay any salary and benefits to which the Executive may be entitled until the end of the bi-weekly payroll period in which the death occurs, and the Company shall pay to the Executive’s personal representatives amounts equal to and payable at the same time as the installments of Base Salary theretofore regularly paid to the Executive for a period of twelve months beginning as of the date of death.

(b) Should the Executive be unable to perform substantially all duties of employment for 90 consecutive days because of a physical or mental disability, the Company shall then have the right to terminate the Executive’s employment by giving the Executive 30 days written notice. After the date of termination, the Company shall pay to the Executive or the Executive’s personal representatives amounts equal to and payable at the same time as the installments of Base Salary theretofore regularly paid to the Executive for a period of twelve months beginning as of the date of termination.

A condition of disability under this Agreement shall be determined by the Board of Directors on the basis of (i) the Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) the Executive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

6. Termination for Cause. The Company, by action of its Board of Directors, may at any time elect to terminate its obligations under this Agreement for “cause” and remove the Executive from employment. Termination for cause shall be made upon 30 days written notice, and upon expiration of the 30-day notice period, all obligations of the Company to the Executive under this Agreement shall cease.

For purposes of this Agreement “cause” shall be only the following:

(a) continued and deliberate neglect by the Executive, after receipt of notice thereof, of employment duties other than as a result of the Executive’s physical or mental disability;

(b) willful misconduct of the Executive in connection with the performance of his duties, including by way of example but not limitation, misappropriation of funds or property of the Company; securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or violation of any code of conduct or standards of ethics applicable to employees of the Company;

(c) conduct by the Executive which may result in material injury to the reputation of the Company if the Executive were retained in his position with the Company, including by way of example but not limitation, commission of a felony, bankruptcy, insolvency or general assignment for the benefit of creditors;

(d) active disloyalty such as aiding a competitor;

(e) the Executive’s inability to obtain or maintain any required regulatory approvals or authorizations necessary for the Executive to perform his duties under the Agreement; or

(f) a breach by the Executive of Section 8 or 9 of this Agreement.

7. Other Termination.

(a) If the Executive resigns or voluntarily leaves the employ of the Company, the Company’s obligations to the Executive under this Agreement shall terminate and the Company shall have no further liability to the Executive under this Agreement; provided, however, if the Executive voluntarily leaves the employ of the Company by virtue of the Company’s failure to comply with any terms of this Agreement, then the Executive shall be entitled to the identical compensation and benefits set forth in Section 7 (b) hereof.

(b) The Company, by action of its Board of Directors, may at any time elect to terminate its obligations under this Agreement without cause and remove the Executive from employment on 30 days’ written notice. If the Company elects to terminate the Executive’s employment without cause, then the Executive shall be entitled to receive, subject to compliance by the Executive with the provisions of Sections 8 and 9 of this Agreement, the Base Salary and benefits (but not any accrued or pro rata bonus) due under this Agreement for a period of twenty-four (24) months from the date of termination. In addition, at the end of the twenty-four (24) month period the Executive shall be entitled to receive, subject to compliance by the Executive with the provisions of Sections 8 and 9 of this Agreement, a lump sum payment equal to twice the amount of bonus, if any, received by the Executive for the calendar year preceding the year in which termination occurs.

8. Confidential Information and Trade Secrets. As consideration for and to induce the employment of the Executive by the Company, the Executive agrees that:

(a) Except to the extent such information is generally known to the public or in the industry in which the Company and its subsidiaries and corporate affiliates are engaged all information relating to or used in the business and operations of the Company and its subsidiaries and corporate affiliates (including, without limitation, marketing methods and procedures, customer lists, lists of professionals referring customers to the Company and its subsidiaries and corporate affiliates, sources of supplies and materials and business systems and procedures), whether prepared, compiled, developed or obtained by the Executive or by the Company or any of its subsidiaries or corporate affiliates before or during the term of this Agreement, are and shall be confidential information and trade secrets (“Confidential Information”) and the exclusive property of the Company, its subsidiaries and corporate affiliates.

(b) All records of and materials relating to Confidential Information, whether in written form or in a form produced or stored by any electrical or mechanical means or process and whether prepared, compiled or obtained by the Executive or by the Company or any of its subsidiaries or corporate affiliates before or during the term of this Agreement, are and shall be the exclusive property of the Company or its subsidiaries or corporate affiliates, as the case may be.

(c) Except in the regular course of his employment or as the Company may expressly authorize or direct in writing, the Executive shall not, during or after the term of this Agreement and his employment by the Company, copy, reproduce, disclose or divulge to others, use or permit others to see any Confidential Information or any records of or materials relating to any such Confidential Information. The Executive further agrees that during the term of this Agreement and his employment by the Company he shall not remove from the custody or control of the Company or its subsidiaries or corporate affiliates any records of or any materials relating to such Confidential Information and that upon the termination of this Agreement he shall deliver the same to the Company and its subsidiaries and corporate affiliates.

9. Covenants.

A. As consideration for and to induce the employment of the Executive by the Company, the Executive agrees that, except in the regular course of his employment or as the Company may expressly authorize or direct in writing, the Executive shall not, during the term of this Agreement and for a period of two (2) years immediately following the termination of this Agreement, directly or indirectly, either as an individual for his own account, as a partner or joint venturer with any other person or entity, as an employee, consultant, advisor, agent or representative of any other person or entity or as an officer, director or shareholder of any corporation, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or serve as an employee, consultant, advisor, agent or representative of any corporation, association, partnership, proprietorship or other business entity that is engaged in any business activity, directly or indirectly, in competition with any of the business operations or activities of the Company or any of its subsidiaries or corporate affiliates, or (ii) employ or offer to employ or retain the services of any officer, employee or agent then employed or retained by the Company or any of its subsidiaries or corporate affiliates or induce, encourage or solicit any such officer, employee or agent to leave the employment or service of the Company or any of its subsidiaries or corporate affiliates. This provision shall not, however, restrict the Executive from making any investments in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, so long as such investment does not give the Executive the right to control or influence the policy decisions of any such business or enterprise which is or might be directly or indirectly in competition with any of the business operations or activities of the Company or any of its subsidiaries or corporate affiliates.

B. The Executive acknowledges that he has granted to the Company the exclusive right in perpetuity to use his surname as part of its corporate name for and in connection with all business of whatever kind and character conducted previously or in the future by the company or any of its subsidiaries or corporate affiliates. The Executive hereby covenants and agrees that he shall not hereafter grant to any other person, firm or corporation the right to use and he shall not himself use (except in the regular course of his employment by the Company hereunder or as the Company may expressly authorize or direct in writing) his name as part of the corporate, firm or trade name or trademark of any firm, entity, corporation or business that engages in any business activity directly or indirectly in competition with any of the business operations or activities of the Company or any of its subsidiaries or corporate affiliates.

10. Survival of Covenants and Remedies. The agreements made by the Executive in Sections 8 and 9 shall survive the termination of this Agreement and the Executive’s employment. Each such agreement by the Executive shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement of the provisions of Section 8 or 9. The Executive acknowledges and agrees that the Company will sustain irreparable injury in the event of a breach or threatened breach by the Executive of the provisions of Section 8 or 9 and that the Company does not and will not have any adequate remedy at law for such breach or threatened breach. Accordingly, the Executive agrees that if he breaches or threatens to breach any such covenant or agreement, the Company shall be entitled to immediate injunctive relief. The foregoing shall not, however, be deemed to limit the Company’s remedies at law or in equity for any such breach or threatened breach.

11. Deferred Compensation Benefits

In response to the American Jobs Creation Act of 2004 (“AJCA”), Section 11 of the Agreement is amended to read as follows. All amounts deferred under Section 11 on or before December 31, 2004 and earnings thereon shall continue to remain deferred, and shall continue to accrue interest, on the same terms and at the same rate, as existed on December 31, 2004, except as specifically provided below.

(a) To induce the Executive to remain in the employ of the Company and in consideration and recognition of the services heretofore and hereafter to be rendered by the Executive and the Executive’s covenants contained herein, the Company hereby agrees to provide the Executive with a deferred compensation benefit (“Deferred Compensation Benefit”). For so long as the Executive was a full time employee of the Company, on each anniversary of the date of this Agreement before December 31, 2004, the Company credited to the Deferred Compensation Benefit for the period an amount equal to eight percent (8%) of the Executive’s Base Salary during the year or other period ending on such date. The Company shall credit interest at the rate of eight percent (8%) per annum from the date on which each amount is credited to the Deferred Compensation Benefit. The Executive’s initial Deferred Compensation Benefit shall also include the total Supplemental Retirement Benefit previously accrued by the Executive under a prior version of this Agreement with the Company’s subsidiary, Markel North America, Inc.

(b) The aggregate amount of the Deferred Compensation Benefit shall be payable at the time or time elected by the Executive. If the Executive fails to elect a time for payment, the Deferred Compensation Benefit shall be paid at the earlier of the Executive’s death or the termination of the Executive’s employment with the Company. The Executive may change the time for payment of the Deferred Compensation Benefit by filing a new election with the Company, provided that any election shall not be effective until six months after it is filed with the Company.

(c) The Executive shall determine the form of payment of the Deferred Compensation Benefit from one of the following forms, except as provided in (d) below:

(1) A single lump-sum payment in cash to the Executive or his designated beneficiary.

(2) Payments made to the Executive or his designated beneficiary in equal monthly installments for a period of years.

(d) The Company shall make all payments in accordance with the election of the Executive under Section 11(c), unless any such payments would be non-deductible to the Company under the provisions of Section 162(m) of the Internal Revenue Code. If the payment would be non-deductible, the Company shall make the payment as soon as the payment is deductible by the Company, but no later than thirty (30) days after the end of the Company’s taxable year during which the Executive last was a “covered employee” as defined in Treas. Reg. Section 1.162-27(c)(2).

(e) At the request of the Executive or his beneficiary, the Company shall accelerate and pay all or part of the Deferred Compensation Benefit in the event of Hardship in the minimum amount sufficient to relieve the Hardship. Hardship is a severe financial hardship to the Executive (or beneficiary) resulting from a sudden and unexpected illness or accident of the Executive or of a dependent of the Executive, loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. Section 11(e) shall be operative only if the Executive and Company determine that its operation will not result in the Executive incurring the 20% tax imposed under Section 409A of the Code.

(f) The Deferred Compensation Benefit shall be unfunded. The Company shall not segregate any assets that at any time may represent the Deferred Compensation Benefit.

12. Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been given, delivered or made when delivered personally or when mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the Company at its principal office in Richmond, Virginia, and to the Executive at his residence as shown upon the employment records of the Company, or to such other address as either party may by notice specify to the other.

13. Modification. No provision of this Agreement, including any provision of this paragraph, may be modified, deleted or amended in any manner except by an agreement in writing executed by the Executive and the Company.

14. Benefit. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and by the Executive and his heirs and personal representatives.

15. Construction. This Agreement is executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of such state. THE EXECUTIVE AND THE COMPANY AGREE THAT THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO, VIRGINIA SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

In addition, if, at the time of enforcement of this Agreement, a court holds that any restriction stated in this Agreement is unreasonable under the circumstances then existing, the parties agree that the maximum restriction reasonable under such circumstances shall be substituted for the stated restriction.

17. Headings. The underlined headings provided in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

19. Delay in Payments. In response to the AJCA, any payments under this agreement that are treated as made under a deferred compensation plan for purposes of Internal Revenue Code (“Code”) Section 409A are intended to meet the requirements of Code Section 409A(a)(2)(B) and any regulations and other guidance under that section. Therefore, if the Executive is a “specified employee” for purposes of Code Section 409A, no payment shall be made before the date provided in Code Section 409A(a)(2)(B) and all payments otherwise payable during that period shall be made to the Executive as soon as possible after the date provided in Code Section 409A(a)(2)(B).

MARKEL CORPORATION
Executive

By:
	Title:	Chief Executive Officer

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